Exhibit 10.2
SERVICE AGREEMENT

This Service Agreement (“Agreement”), dated as of 9 May, 2008, is made by and between IPG Laser GmbH, a German limited company having an office at Siemensstrasse 7, 57299 Burbach Germany (the “Company”), and Evgeny Shcherbakov, residing at Auf der Bracht 7, Burbach 57299 Germany, born on 20 June 1947 (“Executive”).  The Company and Executive are referred to jointly below as the “Parties.”

WHEREAS, the Company and Executive previously entered into a service agreement dated March 1, 2006 (the "Prior Agreement");

WHEREAS, the Corporation and Executive desire to amend and restate the Prior Agreement; and

WHEREAS, the Company desires to continue to employ Executive and Executive desires to continue his service as managing director on the terms conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the services to be provided by Executive, the mutual terms and conditions set forth below, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.           Services.  Executive will provide services to the Company in the position of managing director.  Executive will report to the Company’s majority shareholder.  Executive’s primary responsibility will be managing the general business and affairs of the Company, and performing related administrative duties.  Executive will carry out such duties as shall be assigned from time to time by the Company’s sole shareholder, subject to applicable laws, and ethical duties.  During the Service Period (as defined below), Executive shall devote Executive’s reasonable best efforts, energies and abilities and Executive’s full business time, skill and attention to the business and affairs of the Company, and shall act at all times according to the highest professional standards, for the purpose of advancing the business of the Company.

2.           Term.  Subject to the Termination provisions below, Executive shall provide services to the Company for a term commencing on the first day of the fiscal quarter including the date of execution of this Agreement (the “Effective Date”) and shall terminate at 5:00 pm E.S.T. on December 31, 2009 (the “Service Period”); provided that, in the event of a "Change of Control" of  IPG Photonics Corporation (as such term is defined in IPG Photonics Corporation’s  2006 Incentive Compensation Plan in effect on the Effective Date (the "Equity Plan")), the Service Period automatically will be extended until the second anniversary of the Change in Control.

Compensation.

(i)           Salary.  The Company shall pay Executive on a salary basis at a monthly rate of €17,640 paid on the basis of a 14-month year for gross annual base salary ("Base Salary") of two hundred and forty  six thousand,  nine hundred and sixty EURO (€246,960) effective as of the Effective Date.  The Company will pay Executive's Base Salary in equal installments in accordance with the Company's standard payroll policies and schedule, subject to tax and elective withholding and deductions.  Thereafter, the Board of Directors of IPG Photonics Corporation, or such committee of the Board as is responsible for setting the compensation of senior executive officers, shall review Executive's performance and Base Salary annually in January of each year, in light of competitive data, the Company's performance, and Executive's performance, and determine whether to increase Executive's Base Salary on a prospective basis.  The first review shall be in January 2009.  Such adjusted annual salary then shall become Executive's "Base Salary" for purposes of this Agreement.

(ii)           Annual Bonus.  Executive will be eligible for an annual cash bonus (the "Bonus"), based on performance, and calculated as a percentage of Executive's Base Salary.

(iii)           Equity Compensation.  Executive will be eligible to participate in any long-term incentive plans, and/or equity-based compensation plans established or maintained by the Company for its senior executive officers or employees, including, but not limited to, the Equity Plan.

4.           Benefits.

(i)           Executive shall be entitled to the extent eligible to participate in any benefit plans as may be adopted and modified by the Company from time to time, including without limitation health, dental and medical plans, life and disability insurance, paid time off, holiday, and retirement plans.  The benefits available to Executive shall be no less favorable than those available to other executives at similar levels within the organization or to the employees of the Company at the location where Executive works.  Benefits provided under this Agreement shall be subject to the terms and conditions of any applicable benefit plan, including any eligibility and vesting requirements, as such plans may be in effect from time to time.

(ii)           Executive shall be entitled to four weeks vacation each year.  The maximum number of accrued vacation hours that Executive can have at any point in time is equal to the total vacation hours earned in the last twelve months, plus one week of vacation carried over from the prior twelve months of service.

(iii)           Executive shall have the right to a luxury class car which may be also used for personal purposes.

5.           Other Activities.  The service of Executive shall be on a full-time basis, but Executive may be an investor or otherwise have an interest in or serve on the board of directors or advisory board to other businesses, partnerships and entities so long as the other activities of Executive do not materially interfere with the performance of Executive's duties to the Company, and so long as such other activities do not cause Executive to violate the Restrictive Covenants incorporated herein in Section 12 of this Agreement, and so long as Executive discloses all such activities to the Chief Executive Officer and the Board of Directors of IPG Photonics Corporation (the “Board”).  Nothing in this provision or this Agreement limits or restricts Executive's duties and obligations, including the duty of loyalty, that arise under the law.

6.           Termination by the Company. The Company may terminate the Service Period:

(i)           without Cause (as defined below) by giving Executive sixty (60) days' prior written notice, or

(ii)           for Cause (as defined below).  "Cause" shall mean: (A) an act of fraud, embezzlement or theft by Executive in connection with Executive's duties or in the course of Executive's service to the Company; (B) Executive's intentional wrongful damage to the property of the Company; (C) Executive's intentional breach of Section 12 hereof while Executive remains in the employ of the Company; (D) an act of Gross Misconduct (as defined below); or (E) a felony conviction or a conviction for a misdemeanor involving moral turpitude; and, in each case, the reasonable, good faith determination by the Board as hereafter provided that any such act shall have been materially harmful to the Company.  For purposes of this Agreement, "Gross Misconduct" shall mean a willful or grossly negligent act or omission which has or will have a material and adverse impact on the business or reputation of the Company, or on the business of the Company's customers or suppliers as such relate to the Company.  Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for "Cause" hereunder unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of a majority of the independent directors of the Board then in office at a meeting of the Board called and held for such purpose, finding that, Executive has committed an act set forth above in this Section 6.  Nothing herein shall limit Executive's right or Executive's beneficiaries' right to contest the validity or propriety of any such determination. In addition, Executive's service shall be deemed to have terminated for Cause if, based on facts and circumstances discovered after Executive's service has terminated, the Board determines in good faith after appropriate investigation that Executive committed an act during the Service Period that would have justified a termination for Cause. In addition, Executive’s service shall be deemed to have terminated for Cause, if based on facts and circumstances discovered after Executive’s service has terminated, the Board determines in reasonable good faith, within one year after Executive’s service terminated, and after appropriate investigation and an opportunity for Executive to be interviewed (with or without counsel as Executive may determine) by a subcommittee of the independent Board members or its representative, that Executive committed an act during the Service Period that would have justified a termination for Cause.

7.           Termination by Executive.  Executive may terminate the Service Period (i) by giving the Company sixty (60) days' prior written notice, or (ii) for Good Reason (as defined below); provided, however, that in the event Executive terminates the Service Period for Good Reason, Executive must give the Company written notice of his intent to terminate for Good Reason within sixty (60) days of the occurrence of the event that allegedly constitutes Good Reason.  The Company shall have a right to cure the breach for a period of thirty (30) days after notice from Executive of his intention to terminate for Good Reason.  In the event of termination by notice under the preceding subsection (i), the Company in its discretion may elect a termination date that is earlier than the conclusion of the sixty (60) day notice period, but in the event of such election the termination shall still be deemed a voluntary termination by Executive under this Section.  "Good Reason" means the occurrence of any of the following events without Executive's express written consent:

(a)           The material reduction of Executive's authorities, duties, or responsibilities with the Company;

(b)           A material reduction by the Company of Executive's Base Salary, other than a reduction approved by the Board that similarly applies to all executive officers of the Company, provided that a reduction in Base Salary shall not exceed more than 10% of then Base Salary;

(c)           A relocation of the offices of Executive to a place greater than thirty-five (35) miles in distance from the current executive offices of the Company in Burbach, Germany;

(d)           A material reduction in the budget over which Executive retains authority; or

(e)           Any action or inaction that constitutes a material breach by the Company of this Agreement.

The Company shall have no obligations to Executive after Executive's last day of servive following termination of service under this Section, except as specifically set forth in this Agreement or under any applicable plans, programs or arrangements of

IPG Photonics Corporation including, without limitation, the its certificate of incorporation or By-Laws, the Equity Plan and any agreements thereunder and the indemnification agreement described in Section 13.

8.           Automatic Termination.  Notwithstanding the provisions of Section 2, Executive's service shall automatically terminate upon Executive's death or Disability (as defined below).  Executive shall be deemed to have a "Disability" for purposes of this Agreement if Executive is unable to substantially perform, by reason of physical or mental incapacity, Executive's duties or obligations under this Agreement, for a period of one hundred and eighty (180) consecutive days in any 360-day period.  The Board shall determine, according to the facts then available, whether and when the disability of Executive has occurred and shall state that date of termination in the Notice of Termination.  Such determination shall be made by the Board in the good faith exercise of its reasonable discretion.

9.           Expiration of Agreement.  The Service Period shall terminate in accordance with Section 2 if not earlier terminated pursuant to Section 6, 7 or 8.

10.           Certain Obligations of the Company Following Termination of the Service Period.  Following termination of the Service Period under the circumstances described below, the Company will pay to Executive the following compensation and provide the following benefits in addition to any benefits to which Executive may be entitled by law in full satisfaction and final settlement of any and all claims and demands that Executive or the Company may have against the other under this Agreement:

(i)           Termination of Service for Any Reason.  In the event of a termination of the Service Period for any reason, the Company shall pay or provide Executive (a) any unpaid Base Salary through the date of termination and (b) any benefits (including, without limitation, any unused vacation accrued in accordance with Section 4(ii)) accrued, earned or vested, and any unreimbursed expenses incurred, up to and including the effective date of such termination to which Executive may be entitled under the terms of any applicable arrangement, plan or program (collectively, the "Accrued Amounts").

(ii)           Without Cause by the Company or for Good Reason by Executive.  In the event that the Service Period is terminated by the Company without Cause pursuant to Section 6(i) hereof or by Executive for Good Reason pursuant to Section 7 hereof, Executive shall be entitled to the following payments:

(a)           The Accrued Amounts, as soon as practicable following the date of termination;

(b)           Any bonus that has been actually earned as of or prior to the termination date, but has not been paid, payable in a single lump sum as soon as practicable following the date of termination;

(c)           A pro rata portion of the amount, if any, Executive would have received pursuant to Section 3(ii) for the year in which Executive's service terminated.  The Company shall determine what annual bonus, if any, Executive would have earned had he been employed through the end of the applicable period (the "Base Incentive Amount"), in accordance with the methods used to calculate annual bonuses for the Company's other similarly-situated executives.  The pro rata portion to be paid  pursuant to this paragraph shall be determined by multiplying the Base Incentive Amount by a fraction, the numerator of which is the number of days from the beginning of the applicable annual period in which the termination occurred through the date of termination and the denominator of which is 365.  Any payment due under this paragraph shall be paid at the time payment is made to other similarly-situated executives of the Company; provided, however, that such payment shall be made in a single lump sum payment no later than the last day of the calendar year following the year in which Executive's service terminates;

(d)           Continuing payments of Base Salary, payable in accordance with regular payroll practices of the Company, for twelve months following the date of termination;

(e)           Continued coverage under the Company's medical and dental plans for twelve months following the date of termination.

In the event that the Service Period is terminated by the Company without Cause pursuant to Section 6(i) hereof or by Executive for Good Reason pursuant to Section 7 hereof, for purposes of determining the vested portions of Executive's stock options and any other equity compensation awards granted on or after the date hereof, Executive shall be deemed to have terminated service twelve (12) months following the date of Executive's actual termination of service.

In the event that the Service Period is terminated by the Company without Cause pursuant to Section 6(i) hereof or by Executive for Good Reason pursuant to Section 7 hereof and such termination occurs within twenty-four (24) months following a Change of Control (as defined in the Equity Plan), all stock options and any other equity compensation awards granted on or after this date hereof and held by Executive on the date of termination shall immediately vest and become non-forfeitable.

(iii)           Termination by Executive Without Good Reason or by the Company for Cause.  In the event the Service Period is terminated by Executive pursuant to Section 7(i) hereof without Good Reason or by the Company pursuant to Section 6(ii) hereof for Cause, Executive shall be entitled to no further compensation or other benefits under this Agreement except for the Accrued Amounts, payable in a single lump sum as soon as practicable following the date of termination.

(iv)           Death; Disability.  In the event that the Service Period is terminated by reason of Executive's death or for Disability, Executive or Executive's estate, as the case may be, shall be entitled to the following payments:

(a)           The Accrued Amounts, as soon as reasonably practicable following the date of termination;

(b)           Any bonus that has been actually earned as of or prior to the termination date, but has not been paid, payable in a single lump sum as soon as practicable following the date of termination; and

(c)           The amount payable, if any, as determined pursuant to Section 10(ii)(c), at the time specified therein.

In the event that the Service Period is terminated by reason of Executive’s death or for Disability, the treatment of any equity compensation awards held by Executive shall be governed by the terms of the plan or agreement under which such awards were granted.

(v)           Expiration.  In the event the Service Period terminates due to the expiration of the Service Period and the Company does not offer Executive continued service in the same or a substantially similar position as, or in a higher position than, his position on the date of the expiration of the Service Period, and at a compensation level that is the same or a substantially similar to that in effect on the date of the expiration of the Service Period, Executive shall be entitled to the following payments:

(a)           The Accrued Amounts, as soon as reasonably practicable following the date of termination;

(b)           Any bonus that has been actually earned as of or prior to the termination date, but has not been paid, payable in a single lump sum as soon as practicable following the date of termination;

(c)           The amount payable, if any, as determined pursuant to Section 10(ii)(c) at the time specified therein; and

(d)           Continuing payments of Base Salary, payable in accordance with regular payroll practices of the Company, for twelve months following the date of termination.

Except as provided in Section 10(i), Executive shall not be entitled to payment of the amounts described in this subsection (v) if the Company offers Executive continued service in the same or a substantially similar position as, or in a higher position than, his position on the date of expiration of the Service Period, and at a compensation level that is the same or a substantially similar to that in effect on the date of the expiration of the Service Period, and Executive declines the offer.

(vi)           No Mitigation or Offset.  In the event of any termination of Executive’s service under this Section 10, Executive shall be under no obligation to seek other service or otherwise mitigate his damages, and there shall be no offset against amounts due to Executive under this Agreement on account of any remuneration or benefit attributable to any subsequent service obtained by Executive.

11.           Nature of Payments.  Upon termination of service pursuant to Sections 6, 7, 8 or 9, Executive will be released from any duties and obligations to the Company set forth in this Agreement (except the duties and obligations under the Restrictive Covenants and as set forth in Section 12 hereof) and the obligations of the Company to Executive under this Agreement will be as set forth in Section 10.

12.           Restrictive Covenants.  In consideration of the benefits under this Agreement, Executive has executed and delivered a Confidentiality, Non-Competitive and Confirmatory Assignment Agreement, dated the date of this Agreement (together with any similar or successor agreements, referred to herein as the “Restrictive Covenants”) and Executive agrees that, as part of this Agreement, Executive shall comply with the terms of the Restrictive Covenants.  Notwithstanding Section 10(iii) of this Agreement, if (a) Executive terminates service other than for Good Reason and, thus, is not entitled to the payments and benefits under Section 10(ii) of this Agreement, and (b) (i) Executive receives a written offer of employment during the Non-Competition Period set forth in Section 2(a) of the Restrictive Covenant, or (ii) Executive is not able to find suitable employment in his field in relation to his skills, position and base salary, which employment  would not contravene Section 2(a) of the Restrictive Covenant, after a good faith effort by Executive to search for such employment, and (iii) the Company notifies Executive that it intends to enforce the non-compete provisions of such Section 2(a) against Executive, then the Company shall pay to Executive an amount equal to the semi-monthly amount of the Executives’ Base Salary for each semi-monthly payroll period beginning (A) on the effective date of the written offer of employment referred to above or (B) during the period in which Executive is not able to find suitable employment, and ending on the earliest to occur of (I) the end of the Non-Competition Period set forth in such Section 2(a), or (II) the date as of which Executive begins new employment with an employer, which employment would not contravene Section 2(a) of the Restrictive Covenant.  For the avoidance of doubt, the non-competition and other provision of the Restrictive Covenants in all events shall continue to apply until the end of the Non-Competition Period set forth in Section 2(a) of the Restrictive Covenant, regardless of the Executive’s new employment with an employer that would not contravene Section 2(a) of the Restrictive Covenant, the subsequent termination of such employment or any other event.

13.           Release.  Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement beyond Accrued Amounts shall only be payable if Executive delivers to the Company a release of claims of Executive occurring up to the release date, in the form attached hereto as Exhibit A, within twenty-one (21) calendar days after presentation thereof by the Company to Executive.  The Company shall present such release to Executive within thirty (30) days of the date Executive’s service terminates.  Payment of the amounts described in this Section shall commence no earlier than eight (8) days following the date on which Executive delivers to the Company an executed and enforceable release as described herein.

14.           Indemnification.  IPG Photonics Corporation shall maintain a directors' and officers' liability insurance policy covering Executive on the same basis as in effect for other senior executive employees, and shall provide indemnity to Executive by a separate, written indemnification agreement.

15.           Notices.  Any and all notices provided for herein shall be in writing and shall be delivered by certified mail, return receipt requested or in person.  Notice shall be deemed to have been given when notice is received by the party on whom the notice was served.  Notice to the Company shall be addressed to the Company at its principal office, and notice to Executive shall be addressed to Executive at Executive's last address as shown on the records of the Company.

16.           Governing Law.  This Agreement shall be governed by, construed and enforced in accordance with the substantive laws of the Commonwealth of Massachusetts except that the social security insurance and mandatory statutory provisions set forth under company law shall be governed by the laws of the Federal Republic of Germany, without regard to its internal conflicts of law provisions.

17.           Severability.  In the event that any provision of this Agreement shall be determined to be invalid, illegal or otherwise unenforceable or contrary to law or public policy, the enforceability of the other provisions in this Agreement shall not affected thereby.

18.           Assignment.  Executive recognizes that this is an agreement for personal services and that Executive may not assign this Agreement.  The Agreement shall inure to the benefit of and be binding upon the Company's successors and assigns.

19.           Entire Agreement/Amendment.  This Agreement and the Restrictive Covenants referred to in Section 12 constitute the entire agreement between the Parties with respect to the subject matter hereof and supersedes any and all other agreements, either oral or in writing (including the Prior Agreement), among the Parties hereto with respect to the subject matter hereof.  This Agreement may not be amended except by written agreement signed by both Parties.

20.           Execution in Counterparts.  This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement (and all signatures need not appear on any one counterpart), and this Agreement shall become effective when one or more counterparts has been signed by each of the Parties hereto and delivered to each of the other Parties hereto.

21.           Waiver.  The failure of either of the Parties to at any time enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Agreement or any provision hereof or the right of either of the Parties to enforce each and every provision of this Agreement.  No waiver of any breach of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed by the party against whom or which enforcement of such waiver is sought, and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

22.           Capacity.  Executive and the Company hereby represent and warrant to the other that:  (i) Executive or the Company has full power, authority and capacity to execute and deliver this Agreement, and to perform Executive's or the Company's obligations hereunder; (ii) such execution, delivery and performance will not (and with the giving of notice or lapse of time or both would not) result in the breach of any agreements or other obligations to which Executive or the Company is a party or Executive or the Company is otherwise bound; and (iii) this Agreement is Executive's or the Company's valid and binding obligation in accordance with its terms.

23.           Arbitration.  Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of Executive's service or the termination of that service (including, without limitation, any claims of unlawful service discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the International Arbitration Association ("IAA") in Frankfurt/Main, Germany in accordance with the rules of the IAA goverming dispute resolution of personal services, including, but not limited to, the rules and procedures applicable to the selection of arbitrators.  In the event that any person or entity other than Executive or the Employer may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity's agreement.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  This Section 23 shall be specifically enforceable.  Notwithstanding the foregoing, this Section 23 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 23.  Punitive and consequential damages shall not be permitted as an award and each party shall bear the fees and expenses of its own counsel and expert witnesses.

24.           Consent to Jurisdiction.  To the extent that any court action is permitted consistent with or to enforce Section 23 of this Agreement, the parties hereby consent to the jurisdiction of the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts.  Accordingly, with respect to any such court action, Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

25.           German Civil Code.  Executive shall be exempt from the restrictions of § 181 of the German Civil Code, provided that Executive shall first obtain the prior written consent of IPG Photonics Corporation with respect to the transaction.

IN WITNESS WHEREOF, this Service Agreement has been duly executed:

/s/ Valentin P. Gapontsev                                                                   /s/ Evgeny Shcherbakov
Valentin P. Gapontsev                                                                                    Evgeny Shcherbakov
Geschaftsfuhrer, CEO                                                                                     Managing Director
IPG Laser GmbH

IPG Photonics Corporation

/s/ Valentin P. Gapontsev
By: Valentin P. Gapontsev
Chief Executive Officer

EXHIBIT A

RELEASE AND WAIVER AGREEMENT

This Release and Waiver Agreement ("Agreement") is entered into this _____ day of ______________________, _____ by and between IPG Laser GmbH, a German company (the "Company") and [insert executive name] (hereinafter "Executive").

WHEREAS, Executive's service with the Company is terminated effective __________________, 20__ ("Termination Date") and the Company and Executive have voluntarily agreed to the terms of this Agreement in exchange for severance benefits under the Serviced Agreement between the parties effective [DATE], 2008 ("Service Agreement"), to which Executive otherwise would not be entitled;

WHEREAS, accordingly the Company has determined that Executive will receive severance pay if Executive executes and complies with the terms of this Agreement; and

WHEREAS, Executive acknowledges that the consideration received by Executive under the terms of this Agreement and the Service Agreement for the release and waiver contained herein is in addition to any consideration the Company is otherwise required to provide Executive.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth below, the parties hereby acknowledge and agree as follows:

1.           Severance.  In consideration for Executive's agreements contained herein and Executive's compliance with Executive's continuing obligations under the Service Agreement, including his obligations under Section 12, the Company will pay Executive the applicable severance provided in Section 10 [Note—actual agreement to specify the applicable subsections of Section 10(d)] of the Service Agreement.  Except as specifically provided in this Agreement, the Service Agreement and any applicable plans, programs or arrangements of the Company including, without limitation, the Company’s certificate of incorporation or By-laws, the Company’s 2006 Incentive Compensation Plan and any agreements thereunder and the indemnification agreement dated ____ between the Company and Executive (the “Indemnification Agreement”), Executive shall not be entitled to any other payment, benefits or other consideration from the Company.

2.           Waiver and Release.  In consideration for the payments and benefits to be provided to Executive as set forth herein and the Service Agreement, Executive, himself and for any person or entity that may claim by him or through him, including Executive's heirs, executors, administrators and assigns, hereby knowingly, irrevocably, unconditionally and voluntarily waives, releases and forever discharges the Company and each of its individual or collective past, present and future parent, subsidiaries, divisions and affiliates, its and their joint ventures and its and their respective directors, officers, associates, employees, representatives, partners, consultants insurers, attorneys, administrators, accountants, executors, heirs, and agents, and each of its and their respective predecessors, successors and assigns and all persons acting by, through or in concert with any of them (hereinafter collectively referred to as "Releasees"), from any and all claims, causes of action or liabilities relating to Executive’s service to the Company or the termination thereof, known or unknown, suspected or unsuspected, arising from any omissions, acts or facts that have occurred up until and including the date the Executive executes this Agreement which have been or could be asserted against the Releasees, including but not limited to:

(a)           causes of action or liabilities relating to Executive’s service to the Company or the termination thereof arising under Title VII of the Civil Rights Act, the Age Discrimination in Employment Act (the "ADEA"), the Employee Retirement Income Security Act, the Worker Adjustment and Retraining Notification Act, the American with Disabilities Act, the Equal Pay Act, the Family and Medical Leave Act, the Illinois Human Rights Act, and the Delaware General Companys Act as such Acts have been amended, and/or any other foreign, federal, state, municipal, or local employment discrimination statutes (including, but not limited to, claims based on age, sex, attainment of benefit plan rights, race, religion, national origin, marital status, sexual orientation, ancestry, harassment, parental status, handicap, disability, retaliation, and veteran status); and/or

(b)           causes of action or liabilities related to Executive’s service with the Company or the termination thereof arising under any other federal, state, municipal, or local statute, law, ordinance or regulation; and/or

(c)           causes of action or liabilities relating to rights to or claims for pension, profit-sharing, wages, bonuses or other compensation or benefits; and/or

(d)           any other cause of action relating to Executive’s service to the Company or the termination thereof including, but not limited to, actions seeking severance pay, except as provided herein, actions based upon breach of contract, wrongful termination, defamation, intentional infliction of emotional distress, tort, personal injury, invasion of privacy, defamation, discrimination, retaliation, promissory estoppel, fraud, violation of public policy, negligence and/or any other common law, or other cause of action whatsoever arising out of or relating to service to and/or separation from service to the Company and/or any of the other Releasees.

Nothing herein shall limit or impede Executive's right to file or pursue an administrative charge with, or participate in, any investigation before the Equal Employment Opportunity Commission ("EEOC"), or any other local, state, federal or foreign agency, and/or any causes of action which by law Executive may not legally waive.  Executive agrees, however, that if Executive or anyone acting on Executive's behalf, brings any action concerning or related to any cause of action or liability released in this Agreement, Executive waives any right to, and will not accept, any payments, monies, damages, or other relief, awarded in connection therewith.

Nothing herein shall constitute a waiver or release of any of Executive’s rights under this Agreement, any other applicable plans, programs or arrangements of the Company including, without limitation, the Company’s certificate of incorporation or By-laws, the Company’s 2006 Incentive Compensation Plan and any agreements thereunder, or under the Indemnification Agreement.

Executive expressly waives the benefits of any statute or rule of law that, if applied to this Agreement, would otherwise exclude from its binding effect any claims against the Company not now known by Executive to exist.

3.           Nondisparagement.  Executive agrees that he will not directly or indirectly, individually or in concert with others, engage in any conduct or make any statement (whether oral or written) calculated or likely to have the effect of undermining, disparaging or otherwise reflecting poorly upon the Company or its good will, products or business opportunities, or in any manner detrimental to the Company.  In addition, Executive agrees not to make any disparaging remarks regarding any related, affiliated or subsidiary organizations of the Company.  The Company agrees to use its reasonable best efforts to cause its officers and directors not to, directly or indirectly, individually or in concert with others, engage in any conduct or make any statement (whether oral or written) calculated or likely to have the effect of undermining, disparaging or otherwise reflecting poorly upon Executive or in any manner detrimental to Executive.

4.           Cause of Action. As used in this Agreement, the phrase "cause of action" includes all claims, covenants, warranties, promises, agreements, undertakings, actions, suits, counterclaims, causes of action, complaints, charges, obligations, duties, demands, debts, accounts, judgments, costs, expenses, losses, damages and liabilities, of whatsoever kind or nature, in law, equity or otherwise.

5.           No Assignment of Causes of Action.  Executive represents and warrants that he has not filed or caused to be filed against the Releasees any claims, actions or lawsuits.  Executive further represents and warrants that he has not sold, assigned, transferred, conveyed or otherwise disposed of to any third party, by operation of law or otherwise, any claim of any nature whatsoever relating to any matter covered by this Agreement.

6.           Representations of the Company.  The Company represents that it is not presently aware of any cause of action that it or any of the other Releasees have against Executive as of the date hereof.  The Company acknowledges that the release granted by the Executive in Paragraph 2 above will be null and void in the event the Company subsequently seeks to treat Executive’s termination of service as “for Cause” under the last sentence of Section 6(ii)  of the Service Agreement.

7.           Notice to Seek Counsel, Consideration Period, Revocation Period.  Executive acknowledges that Executive has been advised in writing hereby to consult with an attorney before signing this document and that Executive has had at least twenty-one (21) days after receipt of this document to consider whether to accept or reject this Agreement.  Executive understands that Executive may sign this Agreement prior to the end of such twenty-one (21) day period, but is not required to do so.  Under ADEA, Executive has seven (7) days after Executive signs this Agreement to revoke it.  Such revocation must be in writing and delivered either by hand or mailed and postmarked within the seven (7) day period.  If sent by mail, it is requested that it be sent by certified mail, return receipt requested to IPG Photonics Corporation,   attention: General Counsel Office at 50 Old Webster Road, Oxford, MA 01540.  If Executive revokes this Agreement as provided herein, it shall be null and void and Executive shall not be entitled to receive the payments as described in the first sentence of Paragraph 1 herein.  If Executive does not revoke this Agreement within seven (7) days of signing it, this Agreement shall become enforceable and effective on the seventh (7th) day after the Executive signs this Agreement ("Effective Date").

8.           Governing Law; Disputes.  Except as provided in Section 23 of the Service Agreement, or as provided below, jurisdiction and venue over disputes with regard to this Agreement shall be exclusively in the courts of the State of Massachusetts or the United States District Court for the District of Massachusetts.  This Agreement shall be construed and interpreted in accordance with and governed by the laws of the Federal Republic of Germany, without regard to the choice of laws provisions of such laws.  The parties agree that any action brought by a party to enforce or interpret this Agreement shall be brought in a State or Federal Court sitting in Boston, Massachusetts; except that an action by the Company to enforce its rights under Section 12 the Service Agreement may also be brought in Executive's state of residency or any other forum in which the Executive is subject to personal jurisdiction.  In addition, Executive and the Company specifically consent to personal jurisdiction in the State of Massachusetts for purposes of this Agreement.

9.           Amendment; Waiver.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and the Company.  This Agreement shall be enforced in accordance with its terms and shall not be construed against either party.

10.           Severability.  The parties agree that if any provision, section, subsection or other portion of this Agreement shall be determined by any court of competent jurisdiction to be invalid, illegal or unenforceable in whole or in part and such determination shall become final, such provision or portion shall be deemed to be severed or limited, but only to the extent required to render the remaining provisions and portion of this Agreement enforceable.  This Agreement as thus amended will remain in full force and effect and will be binding on the parties and will be enforced so as to give effect to the intention of the parties insofar as that is possible.  In addition, the parties hereby expressly empower a court of competent jurisdiction to modify any term or provision of this Agreement to the extent necessary to comply with existing law and to enforce this Agreement as modified.

11.           Enforcement.  This Agreement may be pleaded as a full and complete defense and may be used as the basis for an injunction against any action at law or proceeding at equity, or any private or public judicial or non-judicial proceeding instituted, prosecuted, maintained or continued in breach hereof.

12.           No Enlargement of Employee Rights. Executive acknowledges that, except as expressly provided in this Agreement, any service or contractual relationship between him and the Company is terminated, and that he has no future service or contractual relationship with the Company other than the contractual relationship created by this Agreement, the Service Agreement, any other applicable plans, programs or arrangements of the Company including, without limitation, the Company’s certificate of incorporation or By-laws, the Company’s 2006 Incentive Compensation Plan and any agreements thereunder, and the Indemnification Agreement.  The Company has no obligation, contractual or otherwise, to employ or reemploy, hire or rehire, or recall or reinstate Executive in the future with the Company.

13.           No Representations.  Executive represents that he has carefully read and understands the scope and effect of the provisions of this Agreement.  Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

14.           Counterparts.  This Agreement may be executed in two counterparts, each of which shall be deemed to be an original but both of which together will constitute one and the same instrument.

15.           Withholding.  The Company shall withhold from any payments otherwise due or payable hereunder any amounts required to be withheld in order to comply with any federal, state, local or other income or other tax laws requiring withholding with respect to compensation and benefits provided to Executive pursuant to this Agreement.

16.           Successors and Assigns.  This Agreement binds and inures to the benefit of Executive's heirs, administrators, representatives, executors, successors and assigns, and the Company’s successors and assigns.

17.           Entire Agreement - Termination of Prior Agreements.  This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any previous oral and written agreements or representations relating to the subject matters herein, except for the Service Agreement, any other applicable plans, programs or arrangements of the Company including, without limitation, the Company’s certificate of incorporation or By-laws, the Company’s 2006 Incentive Compensation Plan and any agreements thereunder, and the Indemnification Agreement.

The undersigned hereby acknowledge and agree that Executive has carefully read and fully understands all the provisions of this Agreement, has had an opportunity to seek counsel regarding it and have voluntarily entered into this Agreement by signing below as of the date(s) set forth below.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date indicated above.

IPG Laser GmbH                                                                                     EXECUTIVE

By:___________________________________                          ___________________________
Its:___________________________________